Pricing Supplement product supplement AZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Pricing Supplement No. 1575AZ Registration Statement No. 333-162195 Dated July 20, 2012; Rule 424(b)(2)
Deutsche Bank AG
Structured Investments	Deutsche Bank $670,000 Capped Knock-Out Notes Linked to an Equally Weighted Basket of 7 Stocks due August 7, 2013
General
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The notes are designed for investors who seek a return at maturity linked to the performance of an equally weighted basket of 7 stocks, up to the Maximum Return of 20.00%. The notes do not pay coupons or dividends and investors should be willing to lose up to 100% of their initial investment if the level of the Basket declines by more than 20.00% from the Initial Basket Level to the Final Basket Level, as measured on the Final Valuation Date. If the level of the Basket does not decline from the Initial Basket Level to the Final Basket Level by more than 20.00%, investors will be entitled to receive a return on their investment equal to the greater of (a) the Contingent Minimum Return of 1.60% and (b) the Basket Return, subject to the Maximum Return of 20.00%. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing August 7, 2013†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof
•	The notes priced on July 20, 2012 (the “Trade Date”) and are expected to settle on July 25, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Basket:	The notes are linked to an equally weighted basket consisting of 7 component stocks (each an “Underlying Stock,” and together, the “Underlying Stocks”).
Underlying Stock	Ticker	Stock Weighting	Initial Stock Price*
Common Stock of ConocoPhillips	COP	1/7	$55.99
Common Stock of Exxon Mobil Corporation	XOM	1/7	$85.95
Common Shares of Cenovus Energy, Inc.	CVE	1/7	$32.09
Common Stock of Occidental Petroleum Corporation	OXY	1/7	$87.20
American Depositary Shares of Royal Dutch Shell plc (representing Class A ordinary shares)	RDS/A	1/7	$69.31
American Depositary Shares of TOTAL S.A.	TOT	1/7	$44.10
American Depositary Shares of BP p.l.c.	BP	1/7	$41.55
*The Initial Stock Price for each Underlying Stock will be subject to adjustment upon the occurrence of certain corporate events affecting such Underlying Stock. See “Anti-dilution Adjustments” in this pricing supplement.

Knock-Out Event:
A Knock-Out Event occurs if the Final Basket Level is less than the Initial Basket Level by more than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if the Final Basket Level is less than 80.00.

Knock-Out Buffer Amount:	20.00%
Knock-Out Level:	80.00, equal to 80.00% of the Initial Basket Level
Payment at Maturity:
•  If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity that will reflect the negative performance of the Basket. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:
$1,000 + ($1,000 x  Basket Return)
If a Knock-Out Event has occurred, the Basket Return will be negative, and you will lose a significant portion or all of your investment at maturity.
•  If a Knock-Out Event has not occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Basket, subject to the Contingent Minimum Return and the Maximum Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:
$1,000 + ($1,000 x the greater of (a) the Contingent Minimum Return and (b) the Basket Return, subject to the Maximum Return)
Any Payment at Maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$10.00	$990.00
Total	$670,000.00	$6,700.00	$663,300.00
(1)  Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$670,000.00	$76.78
JPMorgan
Placement Agent
July 20, 2012

(Key Terms continued from previous page)
Maximum Return:	20.00%
Contingent Minimum Return:	1.60%
Basket Return:	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	100
Final Basket Level:	The Final Basket Level will be calculated as follows: 100 x [1 + the sum of the Underlying Stock Returns of each Underlying Stock x (1/7)]
Underlying Stock Return:	With respect to each Underlying Stock, the performance of such Underlying Stock from its Initial Stock Price to its Final Stock Price, calculated as follows:
Final Stock Price – Initial Stock Price
Initial Stock Price
Initial Stock Price:	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock on the Trade Date, divided by the applicable Stock Adjustment Factor
Final Stock Price:	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock on the Final Valuation Date
Stock Adjustment Factor:
With respect to each Underlying Stock, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting such Underlying Stock. See “Anti-dilution Adjustments” in this pricing supplement.

Final Valuation Date†:	August 2, 2013
Maturity Date†:	August 7, 2013
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1KZ3 / US2515A1KZ30
†Subject to postponement as described in the accompanying product supplement under “Adjustments to Valuation Dates and Payment Dates”

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AZ dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

For purposes of the accompanying product supplement AZ, “Underlying” includes the Basket of the Underlying Stocks.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Contingent Minimum Return of 1.60%, the Maximum Return of 20.00%, the Knock-Out Buffer Amount of 20.00%, the Knock-Out Level of 80.00 and the Initial Basket Level of 100. The results set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Basket Level	Basket Return	Return on the Notes	Payment at Maturity
200.00	100.00%	20.00%	$1,200.00
190.00	90.00%	20.00%	$1,200.00
180.00	80.00%	20.00%	$1,200.00
170.00	70.00%	20.00%	$1,200.00
160.00	60.00%	20.00%	$1,200.00
150.00	50.00%	20.00%	$1,200.00
140.00	40.00%	20.00%	$1,200.00
130.00	30.00%	20.00%	$1,200.00
120.00	20.00%	20.00%	$1,200.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
101.60	1.60%	1.60%	$1,016.00
101.00	1.00%	1.60%	$1,016.00
100.00	0.00%	1.60%	$1,016.00
95.00	-5.00%	1.60%	$1,016.00
90.00	-10.00%	1.60%	$1,016.00
80.00	-20.00%	1.60%	$1,016.00
75.00	-25.00%	-25.00%	$750.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Basket decreases 5.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 95.00. Because the Final Basket Level of 95.00 is greater than the Knock-Out Level of 80.00, a Knock-Out Event has not occurred. Because the Underlying Stock Return of -5.00% is less than the Contingent Minimum Return of 1.60%, the investor receives a Payment at Maturity of $1,016.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 1.60%) = $1,016.00

Example 2: The level of the Basket increases 5.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 105.00. Because the Final Basket Level of 105.00 is greater than the Knock-Out Level of 80.00, a Knock-Out Event has not occurred. Because the Basket Return of 5.00% is greater than the Contingent Minimum Return of 1.60% but less than the maximum Return of 20.00%, the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 5.00%) = $1,050.00

Example 3: The level of the Basket increases 30.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 130.00. Because the Final Basket Level of 130.00 is greater than the Knock-Out Level of 80.00, a Knock-Out Event has not occurred. Because the Basket Return of 30.00% is greater than the Maximum Return of 20.00%, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 20.00%) = $1,200.00

Example 4: The level of the Basket decreases 50.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 50.00. Because the Final Basket Level of 50.00 is less than the Knock-Out Level of 80.00, a Knock-Out Event has occurred. Because the Basket Return is -50.00%, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50.00%) = $500.00

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to receive at least the Contingent Minimum Return of 1.60% if a Knock-Out Event does not occur, and to participate in any appreciation of the Basket at maturity, up to the Maximum Return of 20.00%. If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity equal to the greater of (i) the Contingent Minimum Return and (ii) the Basket Return, subject to the Maximum Return. If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the negative Basket Return, and you will lose a significant portion or all of your investment in the notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 7 STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 7 Underlying Stocks, as set forth under “The Basket” in this pricing supplement.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your notes and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including  the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and on the performance of the Basket. If a Knock-Out Event occurs, your investment will be fully exposed to the decline in the level of the Basket, and you will lose a significant portion or all of your investment in the notes.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN — If a Knock-Out Event does not occur, you will be entitled to receive at maturity a return reflecting the performance of the Basket but subject to the Contingent Minimum Return of 1.60% and Maximum Return of 20.00%. Therefore, the maximum Payment at

Maturity is $1,200.00 per $1,000 Face Amount of notes, and you will not benefit from any increase in the level of the Basket in excess of 20.00%. Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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YOU WILL NOT BE ENTITLED TO RECEIVE THE CONTINGENT MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS — If the Final Basket Level is less than the Initial Basket Level by more than the Knock-Out Buffer Amount of 20.00%, a Knock-Out Event occurs and you will not be entitled to receive the Contingent Minimum Return.  Under these circumstances, your investment will be fully exposed to the decline in the Basket during the term of the notes, and you will lose a significant portion or all of your investment.

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CHANGES IN THE VALUE OF THE UNDERLYING STOCKS MAY OFFSET EACH OTHER — The notes are linked to a Basket consisting of 7 Underlying Stocks. Price movements in the Underlying Stocks may not correlate with each other. At a time when the values of some of the Underlying Stocks increase, the values of other Underlying Stocks may not increase as much or may decline in value. Therefore, in calculating the Final Basket Level, increases in the value of some of the Underlying Stocks may be moderated, offset or more than offset by lesser increases or declines in the value of the other Underlying Stocks.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING STOCKS — The return on your notes may not reflect the return you would realize if you directly invested in the Underlying Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying Stocks would have.

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NO OWNERSHIP OR DIVIDEND RIGHTS IN THE UNDERLYING STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Underlying Stocks, such as voting rights or rights to receive dividend payments. In addition, the issuers of the Underlying Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Underlying Stocks and the notes.

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THE UNDERLYING STOCKS ARE CONCENTRATED IN THE OIL INDUSTRY — Each of the Underlying Stocks has been issued by a company whose business is associated with the oil industry. Because the value of the notes and the Payment at Maturity are determined by the performance of each of the Underlying Stocks, an investment in the notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the oil industry is significantly affected by a number of factors that influence worldwide economic conditions and oil prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may either offset or magnify each other, including:

•	employment levels and job growth;

•	worldwide and domestic supplies of, and demand for, crude oil;

•	the cost of exploring for, developing, producing, refining and marketing crude oil;

•	consumer confidence;

•	changes in weather patterns and climatic changes;

•	the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;

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the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

•	the price and availability of alternative and competing fuels;

•	domestic and foreign governmental regulations and taxes; and

•	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil industry generally or regionally and could cause the value of some or all of the Underlying Stocks to decline during the term of the notes.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Initial Stock Price, Closing Price and Final Stock Price of an Underlying Stock for certain adjustment events (as defined below) affecting such Underlying Stock, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of an Underlying Stock or another party makes a partial tender or partial exchange offer for such Underlying Stock. If a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the notes may be materially and adversely affected. See “Anti-dilution Adjustments” for further information.

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WE HAVE NO AFFILIATION WITH THE ISSUERS OF THE UNDERLYING STOCKS — The issuers of the Underlying Stocks are not affiliates of ours and are not involved in any way in the offering of the notes. Consequently, we have no control over the actions of the issuers of the Underlying Stocks, including any corporate actions that would affect the Payment at Maturity. The issuers of the Underlying Stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the Underlying Stocks.

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IF THE PRICES OF THE UNDERLYING STOCKS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Underlying Stocks. Changes in the market prices of the Underlying Stocks may not result in comparable changes in the value of your notes.

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PAST PERFORMANCE OF THE UNDERLYING STOCKS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Stocks over the term of the notes may bear little relation to the historical prices of the Underlying Stocks and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Stocks or whether the performance of the Underlying Stocks will result in the return of any of your investment.

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FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT — There are significant risks related to an investment in a note that is linked to an American Depository Share (“ADS”) (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs to which the notes are linked, which may consequently affect the value of the notes.

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THE NOTES MAY BE SUBJECT TO NON-U.S. SECURITIES MARKETS RISK — An investment in the notes linked, in part, to the value of ADSs and the value of securities issued by non-U.S. companies, such as common shares of Cenovus Energy, Inc., involves risks associated with the securities markets in those countries where the non-U.S. equity securities are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs AND THE RIGHTS OF HOLDERS OF THE COMMON STOCK OF A FOREIGN COMPANY — You should be aware that some of the Underlying Stocks are ADSs and not the common shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding common share. Each ADS is a security evidenced by American depositary receipts that represents certain number of common share of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of common shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its common shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding common share may be significant and may materially and adversely affect the value of the notes linked to such ADSs.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — While we expect that, generally, the prices of the Underlying Stocks will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying Stocks and the equity securities represented by the Underlying Stocks that are ADSs;

•	the time remaining to maturity of the notes;

•	the dividend rates on the Underlying Stocks;

•
the currency exchange rates and volatility of the currency exchange rates between the U.S. dollar and the currencies of the countries in which the equity securities represented by the Underlying Stocks that are ADSs are traded.

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuers of the Underlying Stocks;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Stocks and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

•
WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE UNDERLYING STOCKS AND THE VALUE OF NOTES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Underlying Stocks to which the notes are linked.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, the Final Stock Prices for the Underlying Stocks, the Final Basket Level, whether a Knock-Out Event has occurred, the Basket Return, and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a Market Disruption Event or an event requiring anti-dilution adjustment has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a Market Disruption Event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

•
THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date could adversely affect the prices of the Underlying Stocks and, as a result, could decrease the amount you may receive on the notes at maturity.

The Underlying Stocks

All disclosures contained in this pricing supplement regarding the Underlying Stocks are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, the adequacy or accuracy of information about any Underlying Stock contained in this pricing supplement. You should make your own investigation into the Underlying Stocks.

Included on the following section is a brief description of the issuer of each Underlying Stock. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Stocks as an indication of future performance. Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Underlying Stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of each of the Underlying Stocks under the Exchange Act can be located by reference to its respective SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

ConocoPhillips

According to publicly available information, ConocoPhillips explores for, produces, transports and markets crude oil, natural gas, natural gas liquids, liquefied natural gas and bitumen on a worldwide basis. Information filed by ConocoPhillips with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32395, or its CIK Code: 0001163165. The common stock of ConocoPhillips is traded on the New York Stock Exchange under the ticker symbol “COP.”

Historical Information

The following graph sets forth the historical performance of the common stock of ConocoPhillips based on the daily closing prices from July 20, 2007 through July 20, 2012. The closing price of ConocoPhillips on July 20, 2012 was $55.99.

Exxon Mobil Corporation

According to publicly available information, Exxon Mobil Corporation operates petroleum and petrochemicals businesses, involving exploration and production of oil and gas, electric power generation, and coal and minerals operations. Information filed by Exxon Mobil Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-02256, or its CIK Code: 00000034088. The common stock of Exxon Mobil Corporation is traded on the New York Stock Exchange under the symbol “XOM.”

Historical Information

The following graph sets forth the historical performance of the common stock of Exxon Mobil Corporation based on the daily closing prices from July 20, 2007 through July 20, 2012. The closing price of Exxon Mobil Corporation on July 20, 2012 was $85.95.

Cenovus Energy, Inc.

According to publicly available information, Cenovus Energy, Inc. is an integrated oil company that comprises natural gas, crude oil, and natural gas liquids reserves. Cenovus Energy, Inc. has established natural gas and crude oil production in Alberta and Saskatchewan as well as refineries in Illinois and Texas. Information filed by Cenovus Energy, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34513, or its CIK Code: 0001475260. The common shares of Cenovus Energy, Inc. are traded on the New York Stock Exchange under the symbol “CVE.”

Historical Information

The following graph sets forth the historical performance of the common shares of Cenovus Energy, Inc. based on the daily closing prices from November 18, 2009 through July 20, 2012. The closing price of Cenovus Energy, Inc. on July 20, 2012 was $32.09. The common shares of Cenovus Energy, Inc. commenced trading on the New York Stock Exchange on November 18, 2009.

Occidental Petroleum Corporation

According to publicly available information, Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas. Occidental Petroleum Corporation also manufactures and markets a variety of basic chemicals, vinyls and performance chemicals. Occidental Petroleum Corporation also gathers, treats, processes, transports, stores, trades and markets crude oil, natural gas, NGLs, condensate and carbon dioxide and generates and markets power. Information filed by Occidental Petroleum Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09210, or its CIK Code: 0000797468. The common stock of Occidental Petroleum Corporation is traded on the New York Stock Exchange under the symbol “OXY.”

Historical Information

The following graph sets forth the historical performance of the common stock of Occidental Petroleum Corporation based on the daily closing prices from July 20, 2007 through July 20, 2012. The closing price of Occidental Petroleum Corporation on July 20, 2012 was $87.20.

Royal Dutch Shell plc

According to publicly available information, Royal Dutch Shell plc, through subsidiaries, explores for, produces and refines petroleum. Information filed by Royal Dutch Shell plc with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32575, or its CIK Code: 0001306965. Royal Dutch Shell plc’s American depositary shares representing Class A ordinary shares are listed on the New York Stock Exchange under the symbol “RDS/A.” Each ADS represents two Class A ordinary shares of Royal Dutch Shell plc, nominal amount of 7 pence each. The principal market for Royal Dutch Shell plc shares is the London Stock Exchange. In addition to its principal listing, the American depositary shares of Royal Dutch Shell plc common shares are traded on the New York Stock Exchange.

Historical Information

The following graph sets forth the historical performance of the American depositary shares of Royal Dutch Shell plc based on the daily closing prices from July 20, 2007 through July 20, 2012. The closing price of Royal Dutch Shell plc on July 20, 2012 was $69.31.

TOTAL S.A.

According to publicly available information, TOTAL S.A. explores for, produces, refines, transports, and markets oil and natural gas. Information filed by TOTAL S.A. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10888, or its CIK Code: 0000879764. TOTAL S.A.’s American depositary shares are listed on the New York Stock Exchange under the symbol “TOT.” Each ADS represents one share of TOTAL S.A. The principal market for TOTAL S.A. shares is the Euronext Paris. In addition to its principal listing, TOTAL S.A.’s shares are also listed on Euronext Brussels and the London Stock Exchange and the American depositary shares of TOTAL S.A. are traded on the New York Stock Exchange.

Historical Information

The following graph sets forth the historical performance of the American depositary shares of TOTAL S.A. based on the daily closing prices from July 20, 2007 through July 20, 2012. The closing price of TOTAL S.A. on July 20, 2012 was $44.10.

BP p.l.c.

According to publicly available information, BP p.l.c. explores for and produces oil and natural gas, refines, markets, and supplies petroleum products, generates solar energy, and manufactures and markets chemicals. Information filed by BP p.l.c. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06262, or its CIK Code: 0000313807. BP p.l.c.’s American depositary shares are listed on the New York Stock Exchange under the symbol “BP.” Each ADS represents six ordinary shares of BP p.l.c, nominal value 25 cents each. The principal market for BP p.l.c. shares is the London Stock Exchange. In addition to its principal listing, BP p.l.c.’s shares are also listed on the Frankfurt Stock Exchange and the American depositary shares of BP p.l.c. are traded on the New York Stock Exchange.

Historical Information

The following graph sets forth the historical performance of the American depositary shares of BP p.l.c. based on the daily closing prices from July 20, 2007 through July 20, 2012. The closing price of BP p.l.c. on July 20, 2012 was $41.55.

Historical Performance of the Basket

The following graph sets forth the historical performance of the Basket on the trading days from November 18, 2009 through July 20, 2012. The Basket closing level on any of these trading days is calculated as if such day were the Final Valuation Date, assuming November 18, 2009 was the Trade Date. The following graph assumes the Basket closing level on July 20, 2012 was 100 and the Stock Weightings were as specified on the cover page of this pricing supplement.

Adjustments to Valuation Dates and Payment Dates

A “Valuation Date” is any Trade Date or Final Valuation Date on which a price for an Underlying Stock is required and is subject to adjustment as described below.

Upon an adjustment to a Valuation Date other than the Trade Date, the Maturity Date or any other date on which a payment is made to the holder of the notes based on the prices of the Underlying Stocks on such Valuation Date (together with the Maturity Date, a “Payment Date”) will be adjusted as well, as described under “—Adjustments to Payment Dates” below. Payment Dates will also be adjusted if they are not Business Days.

Adjustments to Valuation Dates

For a particular Underlying Stock, the following adjustments will be made for Market Disruption Events and non-Trading Days, as applicable.

If:

(a)	a Valuation Date is not a Trading Day for a particular Underlying Stock; or

(b)	a Market Disruption Event for a particular Underlying Stock occurs or is continuing on a Valuation Date,

then the applicable Valuation Date for the particular Underlying Stock will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event for the particular Underlying Stock occurs or is continuing. For the avoidance of doubt, the Valuation Date for all unaffected Underlying Stocks will be the originally scheduled Valuation Date. The Valuation Date for a particular Underlying Stock will not be postponed later than the fifth scheduled Trading Day, after the date originally scheduled for such Valuation Date (the “Fifth Day”).

The Calculation Agent will then calculate the level of the Basket using:

(a)	for Underlying Stocks not disrupted on the original Valuation Date, the Closing Prices of such Underlying Stocks on the original Valuation Date; and

(b)
subject to the following paragraph, for Underlying Stocks disrupted on the original Valuation Date, the Closing Prices of such Underlying Stocks on the first Trading Day after the original Valuation Date on which no Market Disruption Event occurred or was continuing.

If the Valuation Date for a particular Underlying Stock is postponed to the Fifth Day and:

(a)	the Fifth Day is not a Trading Day with respect to such Underlying Stock; or

(b)	a Market Disruption Event for such Underlying Stock occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Initial Stock Price or Final Stock Price (as applicable) of such Underlying Stock for which the Fifth Day is not a Trading Day or for which a Market Disruption Event occurs or is continuing on the Fifth Day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Adjustments to Payment Dates

If the scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date. If, due to a Market Disruption Event or otherwise, the Final Valuation Date for any Underlying Stock is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Payment Date, the Payment Date will be the third Business Day following the last Final Valuation Date, as postponed.

Market Disruption Event

A “Market Disruption Event” means, with respect to an Underlying Stock (or any other security for which a closing price must be determined), a determination by the calculation agent in its sole discretion that one or more of the following events occur:

•
the occurrence or existence of a suspension, material limitation or absence of trading of such Underlying Stock (or such other security) on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

•
a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for such Underlying Stock (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•
a suspension, material limitation or absence of trading on the primary market for trading in options contracts related to such Underlying Stock (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the related futures or options contracts, or

•
any other event that materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in such Underlying Stock or any instrument related to such Underlying Stock or to adjust or unwind all or a material portion of any hedge position in such Underlying Stock with respect to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities and Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on an Underlying Stock (or such other security) by the primary securities market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Underlying Stock (or such other security), as determined by the calculation agent in its sole discretion.

A “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to an Underlying Stock (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The “Closing Price” for one share of an Underlying Stock (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•
if such Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which such Underlying Stock (or any such other security) is listed or admitted to trading, or

•
if such Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day,

•
with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading, or

•
otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for such Underlying Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange.

The “Relevant Exchange” for a particular Underlying Stock means the primary U.S. exchange or market for trading for such Underlying Stock (or any security for which a closing price must be determined), or with respect to an equity security underlying an ADS, the primary exchange or market for trading for such security.

Anti-dilution Adjustments

The Stock Adjustment Factor, the Initial Stock Price, the Closing Price and the Final Stock Price for a particular Underlying Stock are subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section.

No adjustments to a Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the particular Stock Adjustment Factor then in effect. A Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-

thousandths being rounded upward. The calculation agent will not be required to make any adjustments to any Stock Adjustment Factor after the close of business on the Final Valuation Date.

No adjustments to a Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price of an Underlying Stock on any Trading Day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of an Underlying Stock for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for an Underlying Stock by the issuer of such Underlying Stock or any third party.

For purposes of these adjustments, except as noted below, if the ADS of a company is serving as an Underlying Stock, all adjustments to the applicable Stock Adjustment Factor will be made as if the equity security underlying the ADS is serving as such Underlying Stock. Therefore, for example, if the equity security underlying the ADS is subject to a two-for-one stock split and assuming the applicable Stock Adjustment Factor is equal to one, the applicable Stock Adjustment Factor for such Underlying Stock would be adjusted to equal to two. The term “dividend” used in this section will mean the dividend paid by the issuer of such Underlying Stock, net of any applicable foreign withholding or similar taxes that would be due on dividends paid to a U.S. person that claims and is entitled to a reduction in such taxes under an applicable income tax treaty, if available.

If an ADS of a company is serving as an Underlying Stock, no adjustment to the Initial Stock Price, Closing Price, Final Stock Price or the applicable Stock Adjustment Factor, including those described below, will be made if (1) holders of ADSs are not eligible to participate in any of the transactions described below or (2) (and to the extent that) the calculation agent determines in its sole discretion that the issuer or the depositary for the ADSs has adjusted the number of equity securities represented by each ADS so that the Closing Price of the ADS would not be affected by the corporate event in question. However, to the extent that the number of equity securities represented by each ADS is changed for any other reason, appropriate adjustments to the anti-dilution adjustments described herein (which may include ignoring such provision, if appropriate) will be made to reflect such change.

Stock Splits and Reverse Stock Splits

If an Underlying Stock is subject to a stock split or a reverse stock split, then once such split has become effective, the Stock Adjustment Factor relating to such Underlying Stock will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
the number of shares which a holder of one share of such Underlying Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends

If an Underlying Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of such Underlying Stock, that is given ratably to all holders of shares of such Underlying Stock, or (ii) distribution of shares of such Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock, then, once the dividend has become effective and the shares are trading ex-dividend, the applicable Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend with respect to one share of such Underlying Stock.

Non-cash Dividends and Distributions

If the issuer of an Underlying Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of such Underlying Stock to holders of such Underlying Stock (other than (i) dividends, distributions and rights or warrants referred to under “— Stock Splits and Reverse Stock Splits” and “— Stock Dividends” above and (ii) cash distributions or dividends referred under “— Cash Dividends” below), then, once the distribution has become effective and the shares are trading ex-dividend, the applicable Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of such Underlying Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of an Underlying Stock means the Closing Price of such Underlying Stock on the Trading Day immediately preceding the ex-dividend date of the cash dividend or distribution requiring an adjustment to the applicable Stock Adjustment Factor.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange or on a non-U.S. securities exchange or market, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Notwithstanding the foregoing, a distribution on an Underlying Stock described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment under this section shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “— Reorganization Events.” A distribution on an Underlying Stock described in the section entitled “— Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “— Issuance of Transferable Rights or Warrants.”

Cash Dividends

If the issuer of an Underlying Stock pays dividends or makes other distributions consisting exclusively of cash to all holders of such Underlying Stock during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the applicable Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of such Underlying Stock and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of such Underlying Stock distributes to holders of such Underlying Stock in excess of the Dividend Threshold.

“Dividend Threshold” for a particular Underlying Stock is equal to the sum of (x) the immediately preceding cash dividend or other cash distribution, if any, per share of such Underlying Stock plus (y) 10% of the Closing Price of such Underlying Stock on the Trading Day immediately preceding the ex-dividend date.

“Ex-dividend date” for a particular Underlying Stock means the first Trading Day on which transactions in the Underlying Stock trade on the Relevant Exchange without the right to receive that cash dividend or other cash distribution.

Issuance of Transferable Rights or Warrants

If the issuer of an Underlying Stock issues transferable rights or warrants to all holders of such Underlying Stock to subscribe for or purchase such Underlying Stock, including new or existing rights to purchase such Underlying Stock at an exercise price per share less than the Closing Price of such Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the Final Valuation Date of the notes, then the applicable Stock Adjustment Factor will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of shares of such Underlying Stock that can be purchased with the cash value of such warrants or rights distributed on one share of such Underlying Stock.

The number of shares that can be purchased will be based on the Closing Price of such Underlying Stock on the date the new Stock Adjustment Factor is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange or on a non-U.S. securities exchange or market, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, as applicable, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Stock Adjustment Factor is determined; provided, that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the Final Valuation Date,

(a)	there occurs any reclassification or change of an Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of such Underlying Stock,

(b)
the issuer of an Underlying Stock, or any surviving entity or subsequent surviving entity of the issuer of an Underlying Stock (a “Successor Entity“), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of an Underlying Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of an Underlying Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the issuer of an Underlying Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Underlying Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event“), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of an Underlying Stock and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event“), then the Initial Stock Price, the Final Stock Price and the Closing Price of one share of such Underlying Stock will be adjusted as set forth below.

If a Reorganization Event with respect to an Underlying Stock occurs, in each case as a result of which the holders of such Underlying Stock receive Exchange Property, then the Final Stock Price for such Underlying Stock will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event (or, if applicable, in the case of a Spin-off Event, the Initial Stock Price for such Underlying Stock will be adjusted based on the Closing Prices of one share of such Underlying Stock immediately preceding and immediately succeeding the ex-dividend date for the distribution of equity securities subject to such Spin-off Event, as further described below). The value of the Exchange Property will be calculated as the sum of the value of the components of the Exchange Property as described below:

•
if the Exchange Property consists of securities (including, without limitation, securities of the issuer of such Underlying Stock or securities of foreign issuers represented by American depository receipts) traded on the New York Stock Exchange, the NYSE Amex LLC, or The NASDAQ Stock Market (“Exchange Traded Securities”), the value of such Exchange Property will equal the Closing Price of the securities composing the Exchange Property; and

•
if the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will value such Exchange Property as if such Exchange Property was liquidated on the date the issuer of the Underlying Stock received all such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of the Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of the non-cash Exchange Property.

“Exchange Property,” with respect to an Underlying Stock that is subject to a Reorganization Event, will consist of the shares of such Underlying Stock continued to be held by the holders of such Underlying Stock, and any securities, cash or any other assets distributed to the holders of such Underlying Stock with respect to one share, in or as a result of, the Reorganization Event. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to anti-dilution adjustments, including but not limited to, the anti-dilution adjustments contained herein.

In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer, a merger, combination or consolidation or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Initial Stock Price, the Final Stock Price, and the Closing Price of one share of the applicable Underlying Stock. The calculation agent’s determinations and calculations, and its adjustments of an Underlying Stock’s prices, shall be conclusive absent manifest error.

If a Reorganization Event (other than a Spin-off Event) occurs, then:

(1)
for purposes of determining the applicable Underlying Stock Return and whether a Knock-Out Event has occurred on or after the effective date of such Reorganization Event, the applicable Initial Stock Price will equal the product of (i) the sum of:

•
the Closing Price of any Exchange Traded Securities composing the Exchange Property on the effective date of the Reorganization Event, divided by the applicable Stock Adjustment Factor (which will be initially set to equal 1.0 on such date);

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on the effective date of the Reorganization Event; and

(ii) a fraction, the numerator of which is equal to the applicable Initial Stock Price as of the Trading Day immediately preceding such effective date, and the denominator of which is the Closing Price of one share of the applicable Underlying Stock on the Trading Day immediately preceding such effective date; and

(2)	for purposes of determining the applicable Underlying Stock Return, the applicable Final Stock Price will equal the sum of:

•	the Closing Price of any Exchange Traded Securities composing the Exchange Property on the Final Valuation Date;

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on the Final Valuation Date.

(3)
for purposes of determining whether a Knock-Out Event has occurred on or after the effective date of the Reorganization Event, the Closing Price of one share of the Underlying Stock on any Trading Day will equal the sum of:

•	the Closing Price of any Exchange Traded Securities composing the Exchange Property on such Trading Day;

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on such Trading Day.

If a Spin-off Event occurs, then:

(A)
for purposes of determining the applicable Underlying Stock Return, the applicable Initial Stock Price will be adjusted on the ex-dividend date for the distribution of equity securities subject to such Spin-off Event so that the new Initial Stock Price will equal (1) the product of (i) the applicable Initial Stock Price immediately prior to the ex-dividend date with respect to the Spin-off Event and (ii) a fraction, the numerator of which is equal to the Closing Price per share of the applicable Underlying Stock on the ex-dividend date with respect to the Spin-off Event, and the denominator of which is the Closing Price per share of the applicable Underlying Stock on the Trading Day immediately preceding the ex-dividend date with respect to the Spin-off Event, divided by (2) the applicable Stock Adjustment Factor, which will be reset to 1.0 as of the ex-dividend date of the Spin-off Event;

(B)	for purposes of determining whether a Knock-Out Event has occurred on or after the ex-dividend date with respect to the Spin-off Event:

•	the applicable Initial Stock Price will be determined as set forth in clause (A) above; and

•	the Closing Price of one share of the applicable Underlying Stock will not be adjusted; and

(C)	the applicable Final Stock Price will not be adjusted.

Upon the occurrence of a Reorganization Event resulting in the adjustments as described above, we will, or will cause the calculation agent to, provide written notice to the trustee, to us and to The Depository Trust Company within thirty business days immediately following the effective date (or, in the case of a Spin-off Event, the ex-dividend date) of any such

Reorganization Event of the applicable new Initial Stock Price and applicable new Stock Adjustment Factor. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

Delisting of ADSs or Termination of ADS Facility

If an ADS of a company serving as an Underlying Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by the FINRA, or if the ADS facility between the issuer of such Underlying Stock and the ADS depositary is terminated for any reason, then, on and after the date the ADS is no longer so listed or adjusted to trading on the date of such termination, as applicable (the “Change Date”), the equity security underlying the ADS will be deemed to be such Underlying Stock. The applicable Stock Adjustment Factor will thereafter equal the last value of such Stock Adjustment Factor for the ADS multiplied by the number of shares of the underlying equity securities represented by a single ADS. On and after the Change Date, solely for the purposes of determining the Underlying Stock Return of the underlying equity security, the applicable Initial Stock Price will be converted into the applicable foreign currency using the applicable exchange rate as described below.

The calculation agent will determine the applicable exchange rate, which will be equal to (1) the average (mean) of the bid quotations in New York City received by the calculation agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the Final Valuation Date, from three recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), (2) if the calculation agent is unable to obtain three such bid quotations, the average of such bid quotations obtained from two recognized foreign exchange dealers or (3) if the calculation agent is able to obtain such bid quotation from only one recognized foreign exchange dealer, such bid quotation, in each case for the purchase of the applicable foreign currency for U.S. dollars for settlement on the Final Valuation Date in the aggregate amount of the applicable foreign currency payable to holders of the notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent shall determine the exchange rate in its sole discretion.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the notes, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of notes.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the notes and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.